Investor Contact:

Vitacost.com
Kathleen Reed
Director of Investor Relations
561-982-4180
or
ICR, Inc
John Mills
Senior Managing Director
310-954-1105

VITACOST.COM, INC. ANNOUNCES SECOND QUARTER 2010 RESULTS

BOCA RATON, Fla., August 16, 2010 – Vitacost.com, Inc. (NASDAQ: VITC), a leading online retailer and direct marketer of health and wellness products, today reported financial results for the second quarter ended June 30, 2010.

•	Net Sales increased 14.1% year-over-year to $54.0 million, compared to $47.3 million for the second quarter of 2009

•	Back Orders improved to normalized levels by the end of the quarter

Second Quarter 2010 Results

For the second quarter of 2010, net sales increased 14.1% to $54.0 million from net sales of $47.3 million for the second quarter of the prior year.  This increase was driven primarily by both of the Company's main sales categories; proprietary and third party products.  Excluding advertising and fees earned from affiliate programs, sales of third party products increased 18.9% year-over-year in the second quarter of 2010.  Sales of the Company’s proprietary brands increased 4.7% year-over-year in the second quarter.

Despite growth on a year-over-year basis in both primary sales categories, second quarter reported revenue declined 5.6% sequentially from the $57.2 million in revenue reported in the first quarter of 2010.  In addition, second quarter revenue was below prior Company expectations for revenue to be in the range of $57.2 to $58.2 million.  Sales were negatively impacted in the early part of the quarter as the Company continued to work through the manufacturing logistics issue, previously disclosed in the first quarter.  During the process of reducing the level of back orders to normalized levels, the Company reduced marketing spending to not exacerbate the fulfillment issue on its proprietary products.

Sales were also negatively impacted in the latter part of the second quarter from an increased competitive environment as many companies offered deep discounts.  Vitacost responded and increased promotional spending including offering “free shipping” with various order sizes and product combinations.

Gross profit for the second quarter of 2010 decreased 5.5% to $14.3 million, compared to $15.1 million in the second quarter of the prior year. The Company's gross profit margin decreased 550 basis points to 26.4% in the second quarter versus 31.9% in the second quarter of 2009. Gross margin was negatively impacted by a negative mix shift with roughly 70.0% of total product sales stemming from lower margin third party revenue in the second quarter of 2010 compared to 67.3% in the second quarter of 2009.  In addition, gross margin was also negatively impacted by increased shipping expenses due to continued high levels of split shipments as the Company worked to decrease back orders to normalized levels in the early part of the quarter, as well as the introduction of “free shipping” promotions which began in June in response to the competitive environment.

Fulfillment expense was $3.8 million compared to $2.0 million in the same period last year. As a percent of sales, fulfillment expense increased 270 basis points year-over-year to 7.0% compared to 4.3% in the same period last year.  The year-over-year increase on a percentage basis, was partially due to the lower sales base.  As previously communicated, the Company expected fulfillment expenses to be higher in 2010 due to the expansion of its distribution centers in Las Vegas, NV and in Lexington, NC.  In the early part of the second quarter, the Company operated duplicate distribution centers in Las Vegas to ensure there were no disruptions to service levels as it transitioned over to the new facility.  The Company expects the North Carolina distribution center expansion and upgrade to be complete in 2011.

Sales and marketing expense increased approximately $2.0 million, or 62.9%, to $5.1 million for the three months ended June 30, 2010 from $3.2 million for the three months ended June 30, 2009. As a percentage of sales, sales and marketing expense increased to 9.5% for the three months ended June 30, 2010 from 6.7% for the three months ended June 30, 2009.  Sales and marketing expense both on a dollar basis and as a percentage of sales increased sequentially as the Company moved throughout the quarter and began to increase marketing spending as the proprietary out of stock issue was eliminated and in response to increased competition.  The increase in sales and marketing expense was primarily due to increased spending on renting of certain customer lists of approximately $650,000, increased on-line advertising of approximately $600,000 and an increase in staffing levels in our call center to meet increased call volume of approximately $200,000.

Total general and administrative expense was $7.3 million in the second quarter, up $3.3 million year-over-year.  Depreciation and amortization expense increased from $863 thousand in the second quarter of 2009 to $1.3 million in the second quarter of 2010 primarily related to the Las Vegas distribution center.  Total general and administrative expenses also included an estimated $1.4 million of expense associated with the contested proxy solicitation and other non-recurring items. Excluding depreciation and amortization, and the $1.4 million in one-time legal/non-recurring expenses, general and administrative expenses were $4.7 million, compared to $3.2 million in the same period last year. The majority of this increase was due to increased costs associated with being a public company.

The Company reported an operating loss of $2.0 million for the second quarter of 2010 compared to operating income of $5.8 million in the same period a year ago.  Due to the net operating loss, Vitacost reported a tax benefit of $692,000 in the quarter.  Excluding the $1.4 million in one-time legal and other non-recurring items in the quarter, the company would have reported a tax benefit of $247,000 in the quarter.

Reported net income for the second quarter of 2010 was a loss of $1.4 million or $0.05 per share calculated on a weighted average basic share count of 27.7 million shares versus net income of $3.5 million or $0.15 per share for the comparable period last year calculated off a base of 23.5 million shares outstanding.  Excluding the $1.4 million in one-time legal and non-recurring expenses previously mentioned, the Company would have reported a loss per share of $0.02.  We are using basic shares outstanding in our EPS calculation as the quarter was anti-dilutive.  Second quarter 2010 earnings per share came in below prior company expectations of $0.09 to $0.10.  Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and related non-cash compensation expense) for the second quarter of 2010 was a loss of $484 thousand, compared to $6.8 million in the previous year.

Balance Sheet/Cash Flow Highlights

The Company ended the second quarter of 2010 with cash, cash equivalents, and securities available for sale of $40.4 million as of June 30, 2010 compared to $44.4 million as of December 31, 2009.  Cash flow from operations for the six-months ended June 30, 2010 was $7.4 million, up $1.6 million from the same period a year ago.

Strategic Business Review and Management Change

As previously announced on July 30, 2010, the Board of Directors has undertaken a strategic review of the business and will provide updates as appropriate.  As a result, the Company will not be providing updated guidance for the remainder of this year.  Separately, the Board has named industry veteran and the former founder and CEO of Vitamin Shoppe, Inc., Jeffrey Horowitz, as the company’s interim Chief Executive Officer effective immediately.

The Company will not be holding its previously announced second quarter earnings call which was originally scheduled for 5:00 p.m. EDT today.

About Vitacost.com, Inc.

Vitacost.com, Inc. (NASDAQ: VITC) is a leading online retailer and direct marketer of health and wellness products, including dietary supplements such as vitamins, minerals, herbs or other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, sports nutrition and health foods.  Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com, as well as through its catalogs.  Vitacost.com, Inc. strives to offer its customers the broadest product selection of healthy living products, while providing superior customer service and timely and accurate delivery.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include management's expected results of operations for the second quarter of 2010, and the full year of 2010, involve known and unknown risks and uncertainties, which may cause Vitacost's actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the current global economic downturn or recession; difficulty expanding its manufacturing and distribution facilities; significant competition in its industry; unfavorable publicity or consumer perception of its products on the Internet; the incurrence of material product liability and product recall costs; Inability to defend intellectual property claims; costs of compliance and its failure to comply with government regulations; its failure to keep pace with the demands of our customers for new products; disruptions in its manufacturing system, including information technology systems, or losses of manufacturing certifications; and the lack of long-term experience with human consumption of some of its products with innovative ingredients. Those and other risks are more fully described in Vitacost's filings with the Securities and Exchange Commission, including the Registration Statement on Form S-1, as amended, filed in connection with the Company's initial public offering as well as the Company's form 10-K filed for the full year ending December 31, 2009.

VITACOST.COM, INC. BALANCE SHEET

Vitacost.com, Inc
Balance Sheets
June 30, 2010 and December 31, 2009

	June 30, 2010 (unaudited)	December 31, 2009
Assets
Current Assets
Cash and cash equivalents	$5,200,757	$8,658,157
Securities available for sale	35,173,777	35,787,227
Accounts receivable	850,565	735,355
Other receivables	1,107,741	1,055,372
Inventory, net	30,603,063	28,096,884
Prepaid expenses	2,816,430	1,988,538
Deferred tax asset	1,067,966	1,167,724
Total current assets	76,820,299	77,489,257

Property and Equipment, net	33,854,239	21,961,903

Goodwill	2,200,000	2,200,000
Intangible Assets, net	7,196	9,446
Deposits	191,568	4,656,128
Deferred Tax Asset	1,377,605	1,361,817
	3,776,369	8,227,391

Total assets	$114,450,907	$107,678,551

Liability and Stockholders' Equity
Current Liabilities
Line of credit	$1,322,075	$3,458,183
Current maturities of note payable	1,107,881	1,090,969
Current maturities of capital lease obligation	4,935	35,452
Accounts payable	23,975,073	18,052,495
Deferred revenue	754,461	1,919,352
Accrued expenses	5,198,090	3,282,476
Income taxes payable	-	51,221
Total current liabilities	32,362,515	27,890,148

Notes Payable, less current maturities	4,254,340	4,820,042
Interest Rate Swap Liability	517,194	468,719
Total liabilities	$37,134,049	$33,178,909

Commitments and Contingencies

Stockholders' Equity
Preferred stock, par value $.00001 per share; authorized 25,000,000; no shares issued and outstanding at June 30, 2010 and December 31, 2009	$-	$-
Common stock, par value $.00001 per share; authorized 100,000,000; 27,755,453 and 27,488,353 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	278	275
Additional paid-in capital	73,661,567	71,932,256
Accumulated other comprehensive Income	3,838	-
Retained earnings (deficit)	3,651,175	2,567,111
Total stockholders' equity	77,316,858	74,499,642
Total liabilities and stockholders' equity	$114,450,907	$107,678,551

Source: Vitacost.com

VITACOST.COM, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
– For the Three Months Ended June 30, 2010 and June 30, 2009

Vitacost.com, Inc.
Income Statement ($ in 000s)
(Unaudited)

	Quarter Ended
	June 30, 2010			June 30, 2009
	As		Excluding	As		Excluding
	Reported	Adjustments	Adjustments	Reported	Adjustments	Adjustments

Net Sales	$53,951.9		$53,951.9	$47,278.5		$47,278.5

Cost of Goods Sold	39,691.9		39,691.9	32,183.4		32,183.4
Gross Profit	14,260.0		14,260.0	15,095.1		15,095.1

Fulfillment	3,782.8		3,782.8	2,026.0		2,026.0
Sales & Marketing	5,134.2		5,134.2	3,151.0		3,151.0
General & Administrative	7,343.0	1,358.5	5,984.5	4,088.5		4,088.5
Total Operating Expenses	16,260.0		14,901.5	9,265.5		9,265.5

Operating Income	(2,000.0)		(641.5)	5,829.6		5,829.6

Interest Income	32.4		32.4	21.1		21.1
Interest Expense	(150.1)		(150.1)	(56.6)		(56.6)
Other Income (Expense)	4.5		4.5	1.3		1.3

Income (loss) before taxes	(2,113.3)		(754.8)	5,795.5		5,795.5
Income tax (expense) benefit	692.1	444.9	247.2	(2,256.8)		(2,256.8)

Net Income (loss)	$(1,421.3)		$(507.6)	$3,538.7		$3,538.7

EPS
Basic	$(0.05)		$(0.02)	$0.15		$0.15
Fully Diluted*	$(0.05)		$(0.02)	$0.15		$0.15

Basic Shares Outstanding	27,730.7		27,730.7	22,880.8		22,880.8
Fully Diluted Shares Outstanding*	27,730.7		27,730.7	23,476.0		23,476.0

*Basic Shares outstanding used for fully diluted calculation in 2Q2010 as quarter was anti-dilutive

Source: Vitacost.com

VITACOST.COM, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
– For the Six Months Ended June 30, 2010 and June 30, 2009

Vitacost.com, Inc.
Income Statement ($ in 000s)
(Unaudited)

		Six Months Ended
	June 30, 2010			June 30, 2009
	As		Excluding	As		Excluding
	Reported	Adjustments	Adjustments	Reported	Adjustments	Adjustments

Net Sales	$111,128.0		$111,128.0	$93,162.5		$93,162.5

Cost of Goods Sold	80,500.3		80,500.3	63,065.5		63,065.5
Gross Profit	30,627.8		30,627.8	30,097.0		30,097.0

Fulfillment	6,986.0		6,986.0	3,732.2		3,732.2
Sales & Marketing	8,883.4		8,883.4	6,298.1		6,298.1
General & Administrative	12,969.9	1,358.5	11,611.4	8,150.4		8,150.4
Total Operating Expenses	28,839.3		27,480.8	18,180.7		18,180.7

Operating Income	1,788.4		3,147.0	11,916.3		11,916.3

Interest Income	60.9		60.9	42.3		42.3
Interest Expense	(277.3)		(277.3)	(238.8)		(238.8)
Other Income (Expense)	16.1		16.1	23.9		23.9

Income (loss) before taxes	1,588.1		2,946.7	11,743.6		11,743.6
Income Tax (expense) benefit	(504.1)	444.9	(948.9)	(4,554.5)		(4,554.5)

Net Income (loss)	$1,084.1		$1,997.7	$7,189.2		$7,189.2

EPS
Basic	$0.04		$0.07	$0.31		$0.31
Fully Diluted	$0.04		$0.07	$0.31		$0.31

Basic Shares Outstanding	27,643.0		27,643.0	22,880.8		22,880.8
Fully Diluted Shares Outstanding	28,448.9		28,448.9	23,481.6		23,481.6

Source:  Vitacost.com

VITACOST.COM, INC. RECONCILIATION OF GAAP OPERATING INCOME TO ADJUSTED EBITDA

EBITDA (earnings before interest, income taxes, depreciation, and amortization, including goodwill and intangible asset impairment) is not a measure of financial performance under generally accepted accounting principles, or GAAP, but is used by some investors to determine the strength of a company's cash flow. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth above is provided in accordance with Regulation G and reconciles EBITDA, with the most directly comparable GAAP-based financial measure. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

	Three Months Ended
	June 30, 2010	June 30, 2009
Operating (loss) income	(2,000.0)	5,829.6
FAS 123R - Stock Option Expense	193.0	126.3
Depreciation and amortization	1,322.8	863.0
Adjusted EBITDA	$(484.2)	$6,818.9

	Six Months Ended
	June 30, 2010	June 30, 2009
Operating (loss) income	1,788.4	11,916.3
FAS 123R - Stock Option Expense	349.5	226.3
Depreciation and amortization	2,405.6	1,702.3
Adjusted EBITDA	$4,543.5	$13,844.9

Source: Vitacost.com

QUARTERLY NET SALES BY PRODUCT LINE – For the Three and Six Months Ended June 30, 2010 and June 30, 2009

	Three Months Ended
	June 30, (unaudited)

Third-party product (1)	$35,203.0	$29,956.0
Nutraceutical Sciences Institute and other proprietary products	15,007.0	14,334.0
Billed shipping and handling	3,742.0	2,989.0
	$53,952.0	$47,279.0

(1) Third-party product sales include advertising and fees earned from affiliate programs of $186K in 2Q10 and $512K in 2Q09.

	Six Months Ended
	June 30, (unaudited)

Third-party product (1)	$72,351.0	$58,329.0
Nutraceutical Sciences Institute and other proprietary products	30,896.0	28,339.0
Billed shipping and handling	7,881.0	6,495.0
	$111,128.0	$93,163.0

(1) Third-party product sales include advertising and fees earned from affiliate programs of $529K for the six months ended June 30, 2010  and $1.04M for the six months ended June 30, 2009